Exhibit 99.1

Media Contact: Marissa Travaline (609) 561-9000 ext. 4227 mtravaline@sjindustries.com
Investor Contact: Dan Fidell (609) 561-9000 ext. 7027 dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

Steven R. Cocchi Appointed Chief Financial Officer, SJI

FOLSOM, NJ, September 1, 2020 – SJI (NYSE: SJI) announced today that Steven R. Cocchi has been appointed Chief Financial Officer for the organization, effective immediately. Cocchi has served as interim Chief Financial Officer since July 1. He will be responsible for maintaining the organization’s fiscal strength and delivering performance that is optimally aligned with our mission to deliver safe, reliable, affordable, and sustainable energy services.

Since joining SJI in 2009, Cocchi has provided key strategic leadership across the business– including his contributions to the development of the legal and regulatory framework that support operations, the acquisition of Elizabethtown Gas, and the model established to drive future growth under his leadership as Chief Strategy & Development Officer.

“Steve’s contributions have been foundational to our success over the last 11 years,” said Mike Renna, President & CEO, SJI. “The integrity, accountability and strategic execution Steve has demonstrated throughout his career, in concert with the depth and breadth of experience of his new organization, leave no doubt that his leadership will help drive continued strong financial performance.”

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 700,000 South Jersey Gas and Elizabethtown Gas customers in New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

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